Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of February 6, 2020, and is made by and between Origin Bank, a Louisiana state-chartered commercial bank (the “Company”), and the purchasers of the Notes (as defined herein) named on the signature page hereto (each, a “Purchaser” and, together the other Purchasers, the “Purchasers”).
RECITALS
WHEREAS, the Company is offering up to $70,000,000 in aggregate principal amount of Notes (as defined herein) of the Company, which aggregate principal amount is intended to qualify as Tier 2 Capital (as defined herein);
WHEREAS, concurrently with the purchase of the Notes (as defined herein) contemplated herein, the Company has agreed to sell, and the Purchasers have agreed to purchase, Notes in private placements;
WHEREAS, the Company has engaged Stephens Inc. as its placement agent (the “Placement Agent”) for the offering of the Notes;
WHEREAS, the offer and sale of the Notes by the Company is being made in reliance upon the exemptions from registration available under Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); and
WHEREAS, the Purchasers are willing to purchase from the Company a Note (the “Purchased Note”) in the principal amount set forth on each Purchaser’s signature page hereto (the “Purchased Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Notes;
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT

1.	DEFINITIONS.
1.1    Defined Terms. The following capitalized terms used in this Agreement have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
“Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by or under common control with said Person and its respective Affiliates.
“Agreement” has the meaning set forth in the preamble.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Note represented by a global certificate, the rules and procedures of DTC that apply to such transfer or exchange.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York or Louisiana are permitted or required by any applicable law, regulation or executive order to close.
“Bylaws” means the bylaws of the Company, as in effect on the Closing Date.
“Charter” means the charter of the Company, as in effect on the Closing Date.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” means February 6, 2020.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.“Disbursement” has the meaning set forth in Section 3.1.
“DTC” has the meaning set forth in Section 3.1.
“DWAC” has the meaning set forth in Section 3.1.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fiscal and Paying Agent” means the fiscal and paying agent appointed in accordance with the applicable provisions of the Paying Agency Agreement.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Global Notes” has the meaning set forth in Section 3.1.
“Governmental Agency” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including each applicable Regulatory Agency) with jurisdiction over the Company.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
“Holder” has the meaning set forth in the Notes.
“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the balance sheet of the Company; and (ii) all obligations secured by any lien in property owned by the Company whether or not such obligations shall have been assumed; provided, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s business (including federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person, or (ii) would materially impair the ability of any Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company or the Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of the Company or the Purchasers, including expenses incurred by the Company or the Purchasers in consummating the transactions contemplated by this Agreement, (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers holding a majority of the outstanding aggregate principal amount of the Notes, and vice versa, or as otherwise contemplated by this Agreement and the Notes and (6) changes in global, national or regional political conditions, including the outbreak or escalation of war or acts of terrorism.
“Maturity Date” means February 15, 2030.
“Notes” means the Fixed-to-Floating Subordinated Notes in the form attached as an exhibit to the Paying Agency Agreement, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.
“Parent” means Origin Bancorp, Inc., a Louisiana corporation and parent of the Company.
“Parent’s Reports” means (i) the Parent’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC; (ii) the Parent’s Definitive Proxy Statement on Schedule 14A related to its 2019 Annual Meeting of Stockholders, as filed with the SEC; and (iii) the Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, each as filed with the SEC.
“Paying Agency Agreement” means the Fiscal and Paying Agency Agreement entered into as of the Closing Date.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
“Placement Agent” has the meaning set forth in the recitals.
“Property” means any real property owned or leased by the Company or any Affiliate of the Company.
“Purchased Note” has the meaning set forth in the preamble.
“Purchased Note Amount” has the meaning set forth in the preamble.
“Purchaser” has the meaning set forth in the preamble.
“Regulatory Agencies” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Parent or any of the Parent’s Subsidiaries.
“Special Event” has the meaning set forth in Section 2.11(g) of the Paying Agency Agreement.
“SEC” means the United States Securities and Exchange Commission.

“Secondary Market Transaction” has the meaning set forth in Section 5.7.
“Securities Act” has the meaning set forth in the recitals.
“Subordinated Note Amount” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
“Transaction Documents” has the meaning set forth in Section 3.2.1(a).
1.2    Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to this Agreement, the Notes and the Paying Agency Agreement shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.
1.3    Exhibits Incorporated. All exhibits attached are hereby incorporated into this Agreement.

2.	SUBORDINATED DEBT.
2.1    Certain Terms. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to each Purchaser a Purchased Note, which will be issued pursuant to the Paying Agency Agreement, in an amount equal to the Purchased Note Amount. Each Purchaser agrees to purchase a Purchased Note from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Paying Agency Agreement and the Notes. The Purchased Note Amount shall be disbursed by each Purchaser in accordance with Section 3.1.
2.2    The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of the Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree. The Closing shall occur simultaneously with respect to the Notes.
2.3    Right of Offset. Each Purchaser hereby expressly waives any right of offset such Purchaser may have against the Company.
2.4    Use of Proceeds. The Company shall use the net proceeds from the sale of Notes for general corporate purposes.

3.	DISBURSEMENT.
3.1    Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company and the Company has executed and delivered to the Purchasers this Agreement in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall disburse in immediately available funds the Purchased Note Amount set forth next to its name on its signature page hereto to the Company in exchange for an electronic securities entitlement through the facilities of The Depository Trust Company (“DTC”) in accordance with each Purchaser’s Deposit/Withdrawal At Custodian (“DWAC”) information set forth on its signature page hereto and the Applicable Procedures in the Purchased Note with a principal amount equal to such Purchased Note Amount (the “Disbursement”). The Company will deliver to the Fiscal and Paying Agent one or more global certificates representing the Notes (collectively, the “Global Notes”) registered in the name of Cede & Co., as nominee for DTC.

3.2    Conditions Precedent to Disbursement.
3.2.1    Conditions to the Purchasers’ Obligation. The obligation of the Purchasers to consummate the purchase of the Notes at the Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to the Purchasers (or, with respect to the Paying Agency Agreement) each of the following (or written waiver by the Purchasers that will hold a majority of the outstanding aggregate principal amount of the Notes after the Closing prior to such delivery):
(a)    Transaction Documents. This Agreement, the Paying Agency Agreement and the Global Notes (collectively, the “Transaction Documents”), each duly authorized and executed by the Company, and delivery of written instruction to the Fiscal and Paying Agent (with respect to the Paying Agency Agreement).
(b)    Authority Documents.

(i)	A copy, certified by the Secretary or Assistant Secretary of the Company, of the Charter of the Company;

(ii)	A certificate with respect to the Company’s good standing in the State of Louisiana issued by the Louisiana Office of Financial Institutions;

(iii)	A copy, certified by the Secretary or Assistant Secretary of the Company, of the Bylaws of the Company;

(iv)
A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the board of directors of the Company and any committee thereof authorizing the execution, delivery and performance of the Transaction Documents;

(v)
An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(vi)
The opinion of Covington & Burling LLP, counsel to the Company, and of Jones Walker, Louisiana counsel to the Company, each dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and Placement Agent.

(c)    Other Documents. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as the Purchasers may reasonably request.
3.2.2    Conditions to the Company’s Obligation.
(a)    Since the date of this Agreement, there shall not have been any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or its Subsidiaries or the transactions contemplated by this Agreement by any Governmental Agency that imposes any restriction or condition that the Company determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s business or would materially reduce the economic benefits of the transactions contemplated by this Agreement to the Company to such a degree that Company would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.
(b)    With respect to the Purchasers, the obligation of the Company to consummate the sale of the Notes and to effect the Closing is subject to delivery by or at the direction of the Purchasers to the Company each of the following (or written waiver by the Company prior to the Closing of such delivery):

(i)	Transaction Documents. This Agreement, duly authorized and executed by each Purchaser.

(ii)	Form W-9. A duly completed and executed Form W-9 applicable to each Purchaser.

(iii)	Disbursement. Each Purchaser shall disburse the Purchased Note Amount to the Company in accordance with Section 3.1.

(iv)	Other Documents. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as the Company may reasonably request.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company hereby represents and warrants to the Purchasers as follows:
4.1    Organization and Authority.
4.1.1    Organization Matters of the Company and Parent.
(a)    The Company is a Louisiana state chartered bank, is validly existing under the laws of the State of Louisiana and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect on the Company. The deposit accounts of the Company are insured by the FDIC up to applicable limits. The Company is an “insured depository institution” as defined in 12 U.S.C. Section 1813, and has not received any written notice or other information indicating that any event has occurred which would reasonably be expected to adversely affect the status of the Company as an FDIC-insured institution.
(b)    The Parent is a Louisiana corporation, is validly existing under the laws of the State of Louisiana and has all requisite corporate power and authority to conduct its business and activities as presently conducted. The Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
4.1.2    Capital Stock and Related Matters. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s board of directors or employment agreements with the Company’s employees.
4.2    No Impediment to Transactions.
4.2.1    Transaction is Legal and Authorized. The issuance of the Notes pursuant to the Paying Agency Agreement, the borrowing of the aggregate of the Note Amount, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.
4.2.2    Agreement and Paying Agency Agreement. This Agreement and the Paying Agency Agreement have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, including the Fiscal and Paying Agent for purposes of the Paying Agency Agreement, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3    Notes. The Notes have been duly authorized by the Company and when executed by the Company and completed and authenticated by the Fiscal and Paying Agent in accordance with, and in the forms contemplated by, the Paying Agency Agreement and issued, delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will have been duly issued under the Paying Agency Agreement and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Paying Agency Agreement, and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. When executed and delivered, the Notes will be substantially in the forms attached as exhibits to the Paying Agency Agreement.
4.2.4    No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Company or the Parent, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company; or (4) any statute, rule or regulation applicable to the Company or the Parent, except, in the case of items (2), (3) or (4), for such violations, conflicts, breaches or defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material property or asset of the Company. Neither the Company nor the Parent is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Parent, as applicable, is a party or by which the Company or the Parent, as applicable, or any of the Company’s or the Parent’s properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.
4.2.5    Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed, in each case, in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except as may be required pursuant to the Securities Act, the Exchange Act, any applicable state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws, rules and regulations.
4.3    Possession of Licenses and Permits. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by the Company except where the failure to possess such Governmental Licenses would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company; the Company and Parent are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company or Parent; and the Parent has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except where such proceedings would not have a Material Adverse Effect on the Company.

4.4    Financial Condition.
4.4.1    Financial Statements. The financial statements of the Parent included in the Parent’s Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Parent; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of Parent and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing, in all material respects with applicable accounting and banking requirements with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (A) as indicated in such statements or in the notes thereto or (B) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of the Parent and Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Parent and Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected on or reserved against in a balance sheet prepared in accordance with GAAP, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Parent contained in the Parent’s Reports for the Parent’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction Documents and the transactions contemplated hereby and thereby.
4.4.2    Absence of Default. Since the date of the Parent’s latest audited financial statements, no event has occurred which, either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company. The Company is not in default under any Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.
4.4.3    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or Parent.
4.4.4    Ownership of Property. The Company has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Parent’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Company acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially and adversely affect the value of such property and do not materially and adversely interfere with the use made and proposed to be made of such property by the Company. The Company or Parent, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to lease constitute or will constitute operating Leases for tax accounting purposes, except as otherwise disclosed in the Parent’s Reports, and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Parent’s Reports.
4.5    No Material Adverse Change. Since the date of the Parent’s latest audited financial statements, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.6    Legal Matters.
4.6.1    Compliance with Law. The Company (i) has complied with and (ii) is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of, any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company. The Company is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply, would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company. At no time during the two years prior to the date hereof has the Company received any written notice asserting any violations of any of the foregoing.
4.6.2    Regulatory Enforcement Actions. The Company is in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it, except where the failure to comply with which would not have a Material Adverse Effect on the Company. Neither the Company nor any of its officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (i) any such restrictions threatened, (ii) any agreements, memoranda or commitments being sought by any Governmental Agency, or (iii) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remain unresolved.
4.6.3    Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that would reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company, or affect issuance or payment of the Notes; and the Company is not a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that would reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.
4.6.4    Environmental. The Company is in compliance in all material respects with all Hazardous Materials Laws, except where such noncompliance would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company. There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law, except for such actions or claims that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.
4.6.5    Brokerage Commissions. Except for commissions paid to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.6.6    Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.6.7    Section 3(a)(2). The offer and sale of the Notes by the Company is being made in reliance upon the exemptions from registration available under Section 3(a)(2) of the Securities Act.

4.7    No Misstatement. None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to the Purchasers, when viewed together as a whole, by or on behalf of the Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to the Purchasers and as of the Closing Date (except for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed in a subsequent certificate or other document on or prior to the Closing Date).
4.8    Internal Accounting Controls. The Company and the Parent have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflects the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s receipts and expenditures are being made only in accordance with authorizations of Company management and board of directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company that would have a Material Adverse Effect on the Company. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP. Since the conclusion of the Company’s last completed fiscal year, there has not been and there currently is not, to the Company’s knowledge, (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Parent’s internal control over financial reporting. The Company (A) has implemented and maintains disclosure controls and procedures which it believes are reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s internal control over financial reporting. Such disclosure controls and procedures are effective for the purposes for which they were established.
4.9    Tax Matters. The Company and the Parent have (i) filed all material foreign, United States federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (A) currently payable without penalty or interest, or (B) being contested in good faith by appropriate proceedings.
4.10    Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein or therein. Any certificate signed by an officer of the Company and delivered to the Purchasers or to counsel for the Purchasers shall be deemed to be, as of the date of such certificate, a representation and warranty by the Company to the Purchasers as to the matters set forth therein.

5.	GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
The Company hereby further covenants and agrees with the Purchasers as follows:
5.1    Compliance with Transaction Documents. The Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations of the Company under the Transaction Documents.
5.2    Affiliate Transactions. The Company shall not enter into any transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and upon terms consistent with applicable laws and regulations and found by the appropriate board(s) of directors (or comparable organizational bodies) to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3    Compliance with Laws.
5.3.1    Generally. The Company shall comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company.
5.3.2    Regulated Activities. The Company shall not engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company.
5.3.3    Taxes. The Company shall promptly pay and discharge all material taxes, assessments and other governmental charges imposed upon the Company or upon the income, profits, or property of the Company and all claims for labor, material or supplies which, if unpaid, will result in the imposition of a lien or charge upon the property of the Company. Notwithstanding the foregoing, the Company shall not be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being or shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company.
5.4    Corporate Existence. The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence; provided, however, that the Company may consummate a merger in which (i) the Company or Parent is the surviving entity or (ii) if Company or Parent is not the surviving entity, the surviving entity assumes, by operation of law or otherwise, all of the obligations of the Company under the Notes, and in connection with any such merger, the Company or Parent may be merged with and/or into another bank or depository institution.
5.5    Tier 2 Capital. If all or any portion of the Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Maturity Date of the Notes, the Company will as promptly as reasonably practicable notify the Holders of the Notes, and thereafter, subject to the terms of the Paying Agency Agreement, the Company and the Holders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 Capital; provided, that nothing contained in this Agreement shall limit the Company’s right to redeem the Notes upon the occurrence of a Special Event.
5.6    Absence of Control. It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

5.7    Secondary Market Transactions. Each Purchaser shall have the right at any time and from time to time to securitize its Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall reasonably cooperate with the Purchasers and otherwise reasonably assist the Purchasers in satisfying the market standards to which the Purchasers customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction. Each Purchaser shall bear the cost and expenses of any such Secondary Market Transaction; provided, that the Company shall bear the costs and expenses for any such Secondary Market Transactions that represent a principal amount of at least $5,000,000, but in no event shall the Company be required to incur more than $7,500 in costs or expenses per Purchaser or $30,000 in the aggregate for all Purchasers in connection therewith. Subject to the terms of future confidentiality agreements which will be entered into in connection with the receipt of confidential information at that time, information regarding the Company or the Parent may be furnished without liability, except in the case of gross negligence or willful misconduct, to the Purchasers and to any Person reasonably deemed necessary by the Purchasers in connection with such Secondary Market Transaction. Each Purchaser shall cause any Person to whom such Purchaser wishes to deliver confidential Company or Parent information related to the Secondary Market Transaction to execute and deliver to the Company a non-disclosure agreement reasonably acceptable to the Company unless such Person is a party to a commercially reasonable non-disclosure agreement to which the Company is a third party beneficiary. All documents, financial statements, appraisals and other data relevant to the Company or the Parent or the Notes may be retained by any such Person, subject to the terms of any applicable non-disclosure agreement.
5.8    Insurance. At its sole cost and expense, the Company shall maintain bonds and insurance to such extent, covering such risks as is required by law or as is usual and customary for owners of similar businesses and properties in the same general area in which the Company operates. All such bonds and policies of insurance shall be in a form, in an amount and with insurers recognized as adequate by prudent business persons.
5.9    Quoting on Bloomberg and DTC Registration. The Company shall use commercially reasonable efforts to cause the Notes to be quoted on Bloomberg and registered in the name of Cede & Co. as nominee for DTC.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.
Each Purchaser (on behalf of itself and not on behalf on any other Purchaser, severally and not jointly) hereby represents and warrants to the Company, and covenants with the Company as follows:
6.1    Legal Power and Authority. Each Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
6.2    Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of each Purchaser, and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement is a legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
6.3    No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) the Purchasers’ organizational documents, (ii) any agreement to which a Purchaser is party, (iii) any law applicable to any Purchaser or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting any Purchaser.
6.4    Purchase for Investment. Each Purchaser is purchasing a Purchased Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. Each Purchaser has no present or contemplated any agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Purchased Note in any manner.

6.5    Institutional Accredited Investor. Each Purchaser is and will be on the Closing Date either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) and has not less than $5,000,000 in total assets (an “Institutional Accredited Investor”), or (ii) a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act that is also an Institutional Accredited Investor.
6.6    Financial and Business Sophistication. Each Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Notes. Each Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Notes. Each Purchaser has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in its investment in the Notes.
6.7    Ability to Bear Economic Risk of Investment. Each Purchaser recognizes that an investment in the Notes involves substantial risk. Each Purchaser has the ability to bear the economic risk of the prospective investment in the Notes, including the ability to hold the Purchased Note indefinitely, and further including the ability to bear a complete loss of all of the its investment in the Company.
6.8    Information. Each Purchaser acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Notes were registered under the Securities Act, nor is such Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Notes; (ii) it has conducted its own examination of the Company and the terms of the Notes to the extent it deems necessary to make its decision to invest in the Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Purchased Note and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company in connection with the offer or sale of the Notes. Each Purchaser has reviewed the information set forth in the Parent’s Reports, the exhibits and schedules hereto and the information contained in the virtual data room established by the Company in connection with the transactions contemplated by this Agreement.
6.9    Access to Information. Each Purchaser acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by such Purchaser or its advisors and have been given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement and to invest in the Notes.
6.10    Investment Decision. Each Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Placement Agent (or, with respect to the Paying Agency Agreement, the Fiscal and Paying Agent). Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. Each Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company or Parent, including the Placement Agent (or, with respect to the Paying Agency Agreement, the Fiscal and Paying Agent), except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, each Purchaser acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of the Purchaser and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to any Purchaser in connection with the purchase of the Notes constitutes legal, tax, accounting or investment advice.
6.11    Private Placement; No Registration; Restricted Legends. Each Purchaser understands and acknowledges that the Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in Section 3(a)(2) of the Securities Act. Each Purchaser is not subscribing for Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. Each Purchaser further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12    Placement Agent. Each Purchaser will purchase its Purchased Note directly from the Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer have any obligation to make a market in the Notes.
6.13    Tier 2 Capital. If the Company provides notice as contemplated in Section 5.5 of the occurrence of the event contemplated in such section, thereafter the Company and each Purchaser will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 Capital; provided, that nothing contained in this Agreement shall limit the Company’s right to redeem the Notes upon the occurrence of a Special Event.
6.14    Accuracy of Representations. Each Purchaser understands that each of the Placement Agent and the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements in connection with the transactions contemplated by this Agreement and agrees that if any of the representations or acknowledgments made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and the Company.
6.15    Representations and Warranties Generally. The representations and warranties of each Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of a Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be, as of the date of such certificate, a representation and warranty by such Purchaser to the Company as to the matters set forth therein.

7.	MISCELLANEOUS.
7.1    Prohibition on Assignment by the Company. The Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Notes without the prior written consent of the Purchasers holding a majority of the outstanding aggregate principal amount of the Notes.
7.2    Time of the Essence. Time is of the essence for this Agreement.
7.3    Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by the parties hereto. No failure to exercise or delay in exercising, by any party hereto or any holder of the Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.
7.4    Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
7.5    Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, or if sent by email, addressed:

if to the Company:	Origin Bank 500 South Service Road East Ruston, LA 71270 Attention: Chris Reigelman
with a copy (which shall not constitute notice) to:	Covington & Burling LLP One CityCenter 850 Tenth Street NW Washington, DC 20001 Attention: Michael P. Reed mreed@cov.com Christopher J. DeCresce cdecresce@cov.com
if to the Purchasers:	to the address indicated on each Purchaser’s signature page attached to this Agreement.
or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally, sent if sent by email or, if mailed, three Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).
7.6    Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless the Purchasers holding a majority of the outstanding aggregate principal amount of the Notes consent in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company. The term “successors and assigns” will not include a purchaser of any of the Notes from any Purchaser merely because of such purchase.
7.7    No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Purchasers shall be deemed to make any Purchaser a partner or joint venturer with the Company.
7.8    Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to the Purchasers shall be in form and substance reasonably satisfactory to the Purchasers.
7.9    Entire Agreement. This Agreement, the Paying Agency Agreement and the Notes along with the exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement, the Paying Agency Agreement or in the Notes.
7.10    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws to the extent such laws or principles would require or permit the application of the laws of any jurisdiction other than the State of New York. Nothing herein shall be deemed to limit any rights, powers or privileges which the Purchasers may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by the Purchasers which is lawful pursuant to, or which is permitted by, any of the foregoing.
7.11    No Third Party Beneficiary. This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if they were a party to this Agreement.
7.12    Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.13    Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
7.14    Knowledge; Discretion. All references herein to the Purchasers’ or any Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Purchasers, to the making of a determination or designation by the Purchasers, to the application of the Purchasers’ discretion or opinion, to the granting or withholding of the Purchasers’ consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to the Purchasers, or otherwise involving the decision making of any Purchaser, shall be deemed to mean that the Purchasers shall decide using the reasonable discretion or judgment of a prudent lender.
7.15    Waiver of Right to Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
7.16    Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses (including, but not limited to, attorney’s fees) incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.
7.17    Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

ORIGIN BANK

By:
Name:
Title:

IN WITNESS WHEREOF, the Purchaser has caused this Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

[INSERT PURCHASER'S NAME]

By:
Name:
Title:

Address of Purchaser:

Purchased Note Amount:

Purchaser's DWAC Information:

DTC Participant Number:
Entity Name:
Contact Name:
Contact Information: